Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2020 FINANCIAL RESULTS AND RECENT HIGHLIGHTS

Gvoke® net sales of $20.2 million for full-year 2020

Continued Gvoke prescription growth - over 350% in 2020

Strong cash position of $133.8 million

Conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; March 9, 2021 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced financial results for the fourth quarter and full-year 2020 and recent highlights.

“Despite the obvious challenges of 2020, I believe it was a very successful year for Xeris, and in particular, the fourth quarter. We saw continuous growth in demand for Gvoke throughout the year with quarter over quarter increases in prescriptions and market share, which was accelerated by the launch of Gvoke HypoPen in July, and we did so while operating our commercial organization virtually for 10 months of the year. We also reported positive clinical data in several clinical programs, we put more cash on the balance sheet, and equitized a large portion of our convertible debt,” said Paul R. Edick, Chairman and CEO. “Looking ahead, we are poised to steadily grow Gvoke, advance partnership discussions for Ogluo in ex-US territories, find development and commercialization partners for select pipeline programs, and advance our technology platforms, XeriSol™ and XeriJect™, through internal development and external partnerships.”

Fourth Quarter 2020 Highlights and Recent Events

Marketed and Approved Products

● Gvoke prescriptions grew approximately 11% quarter over quarter and over 350% in 2020.

● Ogluo®, Xeris’ ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia in pediatric and adult patients with diabetes ages 2 years and above, received a positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) in December 2020 and the European Commission (EC) granted the marketing authorisation in February 2021.

● The Company is actively seeking a partner to commercialize Ogluo in the EU and other regions, with a targeted fourth quarter 2021 launch in select EU countries.

● In December 2020, Xeris entered into an exclusive distribution agreement with Megapharm Ltd. (“Megapharm”), a leading Israel-based pharmaceutical company, for the commercialization of Gvoke in Israel and the Palestinian Authority.

Ready-to-use Glucagon Programs

● Xeris received feedback from FDA in late December and early January on mini/micro dose development programs in Exercise-Induced Hypoglycemia (EIH) and Post-Bariatric Hypoglycemia (PBH). The Company is currently finalizing expectations with the FDA for registration programs for both, including the study design for Phase 3 clinical trials, to support indications for its ready-to-use glucagon in the prevention of EIH and PBH. Based on the FDA feedback for each program, the Company anticipates advancing at least one of the glucagon mini/micro dose programs.

Other XeriSol™ Programs

● Xeris received feedback from the FDA and is finalizing expectations for a registration program for its XeriSol pramlintide-insulin co-formulation program, including a study design for a Phase 3 program. Based on the FDA feedback, the Company anticipates seeking a development and commercialization partner to advance the program.

● Xeris is seeking a partner to further develop and commercialize its XeriSol diazepam program.

Corporate Highlights

● To date, a total principal amount of $39.1 million of Convertible Notes converted into 13,171,791 shares of the Company’s common stock. As of December 31, 2020, the outstanding balance of Convertible Notes was $47.2 million.

Fourth Quarter and Full Year 2020 Financial Highlights

Net sales: Net sales for Gvoke for the fourth quarter of 2020 and full year 2020 were $7.1 million and $20.2 million, respectively. Net sales for Gvoke pre-filled syringe (PFS) for both the fourth quarter of 2019 and full year 2019 were $1.6 million.

Cost of goods sold: Cost of goods sold for the fourth quarter of 2020 and full year 2020 were $3.4 million and $9.3 million, respectively. Cost of goods sold for both the fourth quarter of 2019 and full year 2019 were $1.6 million

Research and development (R&D) expenses: R&D expenses for the fourth quarter and full year 2020 were $5.1 million and $20.9 million, respectively, compared to $12.4 million and $60.4 million for the same time periods in 2019.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the fourth quarter and full year ended December 31, 2020 were $18.0 million and $73.7 million, respectively, compared to $20.6 million and $63.1 million for the same time periods in 2019.

Net loss: For the fourth quarter ended December 31, 2020, Xeris reported a net loss of $21.9 million, or $0.41 per share, compared to a net loss of $33.1 million, or $1.23 per share, for the same period in 2019. For the full year ended December 31, 2020, Xeris reported a net loss of $91.1 million, or $2.14 per share, compared to a net loss of $125.6 million, or $4.81 per share, for the same period in 2019.

Cash position: As of December 31, 2020, Xeris reported total cash, cash equivalents, and investments of $133.8 million, compared to $88.8 million at December 31, 2019. Total shares outstanding as of February 28, 2021 is 59,764,999.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Tuesday, March 9, 2021 at 8:30 a.m. Eastern Time. To register for this conference call, please use this link: http://www.directeventreg.com/registration/event/7648057. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering at minimum ten minutes prior to the start of the call. Following the conference call, a replay will be available at (800) 585-8367 or (416) 621-4642 Conference ID: 7648057.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With a novel technology platform that enables ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke® in the U.S. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technology, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding the market and therapeutic potential of its products and product candidates, expectations regarding clinical data or results from planned clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the timing or likelihood of identifying potential development and commercialization partnerships, the potential utility of its formulation platforms and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities

Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the impact of COVID-19 on its business operations, its reliance on third-party suppliers for Gvoke® and Ogluo®, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net sales	$7,089	$1,627	$20,155	$1,627
Grant and other income	83	237	280	1,095
Cost of goods sold	3,407	1,603	9,328	1,603
Gross profit	3,765	261	11,107	1,119
Operating expenses:
Research and development	5,110	12,420	20,921	60,438
Selling, general and administrative	17,998	20,642	73,732	63,061
Total operating expenses	23,108	33,062	94,653	123,499
Loss from operations	(19,343)	(32,801)	(83,546)	(122,380)
Other income (expense):
Interest and other income	2,022	640	2,965	2,813
Interest expense	(4,591)	(1,531)	(10,660)	(7,163)
Change in fair value of warrants	55	152	(9)	692
Total other income (expense)	(2,514)	(739)	(7,704)	(3,658)
Net loss before benefit from income taxes	(21,857)	(33,540)	(91,250)	(126,038)
Benefit from income taxes	—	458	110	458
Net loss	$(21,857)	$(33,082)	$(91,140)	$(125,580)

Net loss per common share - basic and diluted	$(0.41)	$(1.23)	$(2.14)	$(4.81)

Weighted average common shares outstanding, basic and diluted	53,505,197	27,001,059	42,642,901	26,110,297

XERIS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$37,598	$19,519
Short-term investments	96,190	56,030
Trade accounts receivable, net	6,875	4,693
Inventory	8,353	2,176
Prepaid expenses and other current assets	3,196	5,065
Total current assets	152,212	87,483
Investments	—	13,231
Property and equipment, net	6,707	7,853
Other assets	232	420
Total assets	$159,151	$108,987

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,117	$5,603
Other accrued liabilities	15,895	18,119
Accrued trade discounts and rebates	5,984	1,375
Accrued returns reserve	2,889	1,957
Other current liabilities	322	284
Total current liabilities	28,207	27,338
Long-term debt, net of unamortized debt issuance costs	87,021	58,305
Deferred rent	6,629	7,076
Other liabilities	3,533	1,832
Total liabilities	125,390	94,551
Total stockholders' equity	33,761	14,436
Total liabilities and stockholders' equity	$159,151	$108,987